Exhibit 99.1

News Release

One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035 503-684-7000 www.gbrx.com

For release: October 30, 2015, 6:00 a.m. ET	Contact:	Mark Rittenbaum
Jack Isselmann
503-684-7000

Chairman and Chief Executive Officer of Greenbrier Plans Certain Stock Transactions

Lake Oswego, Oregon, October 30, 2015 – The Greenbrier Companies, Inc. (NYSE: GBX) today announced that William A. Furman, Chairman and Chief Executive Officer intends to make certain sales of common stock of the Company in accordance with the Company’s policies regarding stock transactions, which may include future sales pursuant to a pre-arranged stock trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

Mr. Furman is planning these stock transactions to assist him in honoring legacy charitable commitments and as part of his long-term strategy for estate planning and asset diversification. Mr. Furman may sell shares during the Company’s open trading window and may, before the trading window is scheduled to close on November 13, 2015, adopt a Rule 10b5-1 trading plan to enable him to sell a portion of his Greenbrier common stock over time. Mr. Furman’s stock transactions, including sales that may occur under a Rule 10b5-1 trading plan, will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission.

Mr. Furman currently holds 1,970,271 shares of common stock, which represents in total approximately 6.9% of Greenbrier’s outstanding capital stock, and has approximately 107,000 shares of equity incentive grants outstanding. Mr. Furman may sell up to approximately half of his aggregate share holdings in current stock transactions and under the Rule 10b5-1 trading plan over the next four months. If all of the above sales are completed, Mr. Furman will retain approximately one million shares of Greenbrier stock and outstanding grants.

“I only intend to sell a portion of my Greenbrier holdings, and I am not selling now because I believe Greenbrier is at peak value. The reality is, there are very few times I am able to sell Greenbrier shares in the market. It just so happens, we are entering an open period now and I need to act. Greenbrier stock is a great investment and I would prefer to continue to hold shares at my current level. However, I am 71 years old and I have an obligation to my family to complete some long-delayed estate planning. Make no mistake: I am bullish on Greenbrier’s prospects. My health is good, I feel great, and I am focused like never before on taking Greenbrier to its next level of success. For Greenbrier, I truly believe the best is yet to come.”

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About Greenbrier

Greenbrier, (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in our 4 manufacturing facilities in the U.S. and Mexico and marine barges at our U.S. manufacturing facility. Greenbrier also sells reconditioned wheel sets and provides wheel services at 9 locations throughout the U.S. We recondition, manufacture and sell railcar parts at 4 U.S. sites. Greenbrier is a 50/50 joint venture partner with Watco Companies, LLC in GBW Railcar Services, LLC which repairs and refurbishes freight cars at 33 locations across North America, including 12 tank car repair and maintenance facilities certified by the Association of American Railroads. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through our operations in Poland. Greenbrier owns approximately 12,600 railcars, and performs management services for approximately 258,000 railcars.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements, including statements regarding expected new railcar production volumes and schedules, expected customer demand for the Company’s products and services, available manufacturing capacity, restructuring plans, new railcar delivery volumes and schedules, demand for the Company’s railcar services and parts business, and the Company’s future financial performance. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “strategy,” “could,” “would,” “should,” “likely,” “will,” “may,” “can,” “designed to,” “future,” “foreseeable future” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog and awards are not indicative of our financial results; uncertainty or changes in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; sovereign risk to contracts, exchange rates or property rights; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, costs or inefficiencies associated with expansion, start-up, or changing of production lines or changes in production rates, changing technologies, transfer of production between facilities or non-performance of alliance partners, subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; integration of current or future acquisitions and establishment of joint ventures; succession planning; discovery of defects in railcars or services resulting in increased warranty costs or litigation; physical damage or product or service liability claims that exceed our insurance coverage; train derailments or other accidents or claims that could subject us to legal claims; actions or inactions by various regulatory agencies including potential environmental remediation obligations or changing tank car or other rail car or railroad regulation; fluctuations in the trading price of our common stock; all as may be discussed in more detail under the headings

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“Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2014, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.